Exhibit 1.1

                       Form of Managing Dealer Agreement


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                               FORM OF MANAGING DEALER AGREEMENT

        THIS AGREEMENT, dated as of ___________, 1996, is made by and between CNL AMERICAN REALTY FUND, INC., a Maryland corporation (the "Company"); and CNL SECURITIES CORP., a Florida corporation (the "Managing Dealer").

        WHEREAS, the Company proposes to offer and sell up to an aggregate of 16,500,000 shares of common stock in the Company (the "Shares") to the public pursuant to a public offering;

        WHEREAS, the Managing Dealer is registered with the National Association of Securities Dealers, Inc. as a broker-dealer, and is presently or, prior to any offers or sales of Shares, will be licensed in all fifty states, the District of Columbia, and the Commonwealth of Puerto Rico as a broker-dealer qualified to offer and sell to the public securities of the type represented by the Shares; and

        WHEREAS, the Company desires to retain the Managing Dealer to use its best efforts to sell the Shares and to manage the sale by others of the Shares, and the Managing Dealer is willing and desires to serve as the Managing Dealer for the Company for the sale of the Shares upon the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company and the Managing Dealer agree as follows:

                                           SECTION 1

                                          DEFINITIONS

        Whenever used in this Agreement, the following terms shall have the following specified meanings.

        1.1  "NASD" means the National Association of Securities Dealers, Inc.

         1.2 "Offering" means the offering of up to 16,500,000 Shares of CNL AMERICAN REALTY FUND, INC. to the public pursuant to the terms and conditions of the Registration Statement.

        1.3 "Offering Period" means the period commencing on the effective date of the Registration Statement and ending on the earliest of the following: (i) the later of one year after the initial date of the Prospectus or, at the Company's election, two years after the initial date of the Prospectus; (ii) one year after the initial date of the Prospectus, unless subscriptions for at least 150,000 Shares are received and accepted within such one-year period (exclusive of subscriptions from Iowa, Minnesota, New York, Ohio and Pennsylvania residents, unless subscriptions for at least 250,000 Shares (for Iowa, Minnesota, New York and Ohio investors) and 825,000 Shares (for Pennsylvania investors) are received and accepted from all investors); (iii) the acceptance by the Company of subscriptions for 16,500,000 Shares, with 1,500,000 of such Shares available only to investors who participate in the Company's dividend reinvestment plan, subject to Paragraph 3.8 hereof; (iv) the termination of the Offering by the Company; (v) the termination of the effectiveness of the Registration Statement; or (vi) the termination of the Company.


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        1.4 "Participating Brokers" mean those broker-dealers engaged by the
Managing Dealer to participate in the Offering pursuant to Paragraph 3.2.

        1.5 "Prospectus" means the final prospectus included in the Registration Statement, pursuant to which the Company will offer Shares to the public, as the same may be amended or supplemented from time to time after the effective date of the Registration Statement.

        1.6 "Registration Statement" means the registration statement pursuant to which the Company has registered the Shares with the SEC as provided in the Securities Act of 1933, as amended, as such registration statement may be amended or supplemented from time to time.

        1.7  "SEC" means the Securities and Exchange Commission.

        1.8 "Shares" mean the shares of Common Stock of the Company, par value $.01 per share, with a purchase price of $10.00 per share. An aggregate of up to 16,500,000 Shares will be offered pursuant to the Registration Statement.

        1.9 "State Regulatory Authorities" mean the commissions, departments, agencies or other authorities in the fifty states, the District of Columbia, and the Commonwealth of Puerto Rico which regulate the offer and sale of securities.

         1.10 "Company" means CNL American Realty Fund, Inc., a Maryland corporation.

                                           SECTION 2

                                          APPOINTMENT

        Subject to the terms and conditions set forth in this Agreement, including Paragraph 3.8 hereof, the Company hereby appoints the Managing Dealer as the managing dealer of the Offering to use its best efforts to sell up to 16,500,000 Shares of the Company and to manage the sale by others of such Shares for the Company's account. The Managing Dealer hereby accepts such appointment.

                                           SECTION 3

                                        SALE OF SHARES

        3.1 Best Efforts. The Managing Dealer shall use its best efforts during the Offering Period to sell or cause to be sold the Shares in such quantities and to such persons and in accordance with such terms as are set forth in this Agreement, the Prospectus and the Registration Statement. Notwithstanding anything herein to the contrary, the Managing Dealer shall have no obligation under this Agreement to purchase any of the Shares for its own account.

        3.2 Association of Other Broker-Dealers. The Company hereby acknowledges and agrees that the Managing Dealer may engage Participating Brokers to participate in the Offering, provided that (i) all Participating Brokers are registered with the NASD and are duly licensed by the State Regulatory Authorities in the jurisdictions in which they will offer and sell Shares or exempt from broker-dealer registration with the NASD and the State Regulatory Authorities, and (ii) all such engagements are

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evidenced by written agreements, the terms and conditions of which substantially conform to the form of Participating Broker Agreement approved by the Company and attached hereto as Exhibit A (the "Participating Broker Agreement"). The Managing Dealer is authorized to reallow so much of the commissions which it receives under Paragraph 4.1 to Participating Brokers as it sees fit.

        3.3  Telephonic Subscriptions.

               (a) The Managing Dealer may permit certain Participating Brokers to accept telephonic or other oral subscriptions for Shares; provided, however, that any such Participating Broker agrees that: (i) the registered representative and branch manager of the Participating Broker shall execute the subscription agreement on behalf of any investor who telephonically or orally subscribes for Shares; (ii) the Participating Broker shall not charge investors who telephonically or orally subscribe for Shares any additional fees, including but not limited to fees relating to opening an account with the Participating Broker; and (iii) the Participating Broker shall not accept telephonic or oral subscriptions for Shares from any investor unless such investor has received a copy of the Company's Prospectus prior to making a decision to invest. The Managing Dealer shall enter into a written agreement with each Participating Broker who wishes to accept telephonic or other oral subscriptions for Shares from investors in certain states more particularly identified in the Prospectus, pursuant to which the Participating Broker shall agree to explain to such investor that: (i) the investor shall have the right to rescind such subscription for a period of ten days following the receipt of the Confirmation (as hereinafter defined); and (ii) unless the investor rescinds such subscription within the applicable period of time, the investor shall be bound by the subscription agreement. The Managing Dealer shall confirm the receipt of subscriptions for Shares which have been subscribed for by telephone or other oral instructions by written notice to the investor (the "Confirmation"). Such Confirmation shall be mailed to the investor not later than seven (7) days after the date on which the investor's funds are deposited, shall contain a statement that the investor has a right to rescind his subscription, and shall be accompanied by a Prospectus and a Subscriber's Signature Page.

               (b) Notwithstanding anything to the contrary contained in Paragraph 4.3(a) of this Agreement, in the event that the Company pays any commission to the Managing Dealer for sale by a Participating Broker of one or more Shares pursuant to a telephonic or other oral subscription where representatives of such Participating Broker execute the subscription agreement relating to such Shares, and the subscription is rescinded as to one or more of the Shares covered by such subscription, the Company shall decrease the next payment of commissions or other compensation otherwise payable to the Managing Dealer by the Company under this Agreement by an amount equal to the commission rate established in Paragraph 4.1 of this Agreement, multiplied by the number of Shares as to which the subscription is rescinded. In the event that no payment of commissions or other compensation is due to the Managing Dealer after such withdrawal occurs, the Managing Dealer shall pay the amount specified in the preceding sentence to the Company within ten
        (10) days following receipt of notice by the Managing Dealer from the Company stating the amount owed as a result of rescinded subscriptions.

        3.4  Suitability and Minimum Purchase Requirements.

               (a) The Managing Dealer will use every reasonable effort, to the extent it sells Shares to investors, to assure that any such Shares are sold only to investors who:

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                      (i) meet the investor suitability standards, including the minimum income and net worth standard established by the Company, and minimum purchase requirements set forth in the Registration Statement;

                      (ii) can reasonably benefit from the Company based on the
               prospective investor's overall investment objectives and portfolio structure;

                      (iii) is able to bear the economic risk of the investment
               based on the prospective investor's overall financial situation; and

                      (iv) has apparent understanding of: (A) the fundamental
               risks of the investment; (B) the risk that the prospective investor may lose the entire investment; (C) the lack of liquidity of the Shares; (D) the restrictions on transferability of the Shares; (E) the background and qualifications of the officers and directors of CNL Fund Advisors, Inc., the advisor to the Company (the "Advisor"); and (F) the tax consequences of an investment in the Shares.

               (b) The Managing Dealer will make the determinations required to be made by it pursuant to Paragraph 3.4(a) above based on information it has obtained from a prospective investor, including, at a minimum, but not limited to, the prospective investor's age, investment objectives, investment experience, income, net worth, financial situation, other investments of the prospective investor, as well as any other pertinent factors deemed by the Managing Dealer to be relevant.

               (c) The Managing Dealer shall maintain such records evidencing compliance with the determination of the investor suitability standards and minimum purchase requirements set forth in the Registration Statement, as required by Paragraphs 3.4(a) and 3.4(b) above for a period of not less than six years, or for such greater time period as shall comply with all applicable federal, state and other regulatory requirements.

               (d) In addition to the foregoing, the Managing Dealer shall comply fully with all the applicable provisions of the NASD Rules of Fair Practice and the following provisions:

                      (i) the Managing Dealer shall have reasonable grounds to
               believe, based upon information provided by the investor concerning his investment objectives, other investments, financial situation and needs, and upon any other information known by the Managing Dealer, that (A) each investor to whom the Managing Dealer sells Shares is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits (including tax benefits) of an investment in the Shares, (B) each investor to whom the Managing Dealer sells Shares has a fair market net worth sufficient to sustain the risks inherent in an investment in the Shares (including potential loss and lack of liquidity), and (C) the Shares otherwise are or will be a suitable investment for each investor to whom the Managing Dealer sells Shares, and the Managing Dealer shall maintain files disclosing the basis upon which the determination of suitability was made;

                      (ii) the Managing Dealer shall not execute any transaction involving the purchase of Shares in a discretionary account without prior written approval of the transaction by the investor;

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                      (iii) the Managing Dealer shall have reasonable grounds to believe, based upon the information made available to it, that all material facts are adequate and accurately disclosed in the Registration Statement and provide a basis for evaluating the Shares;

                      (iv) in making the determination set forth in item (iii)
               above, the Managing Dealer shall evaluate items of compensation, properties, tax aspects, financial stability and experience of the sponsor, conflicts of interest and risk factors, and any other information deemed pertinent by it; and

                      (v) prior to executing a purchase transaction in the
               Shares, the Managing Dealer shall have informed the prospective investor of all pertinent facts relating to the liquidity and marketability of the Shares.

               (e) The Managing Dealer shall comply with the requirements for determining the suitability of investors who elect to participate in the Dividend Reinvestment Plan (the "Reinvestment Plan") in accordance with the procedure set forth in Paragraph 6 of such Reinvestment Plan in the form of Exhibit A to the Prospectus.

        3.5 Sales Literature. The Managing Dealer shall use and distribute in conjunction with the offer and sale of any Shares only the Prospectus and such sales literature and advertising as shall have been previously approved in writing by the Company.

        3.6 Jurisdictions. The Managing Dealer shall cause Shares to be offered and sold only in those jurisdictions specified in writing by the Company for whose account Shares are then offered for sale, and such list of jurisdictions shall be updated by the Company as additional states are added. The Company shall specify only such jurisdictions in which the offering and sale of its Shares has been authorized by appropriate State Regulatory Authorities. No Shares shall be offered or sold for the account of the Company in any other states.

        3.7 Escrow. All funds received by the Managing Dealer for the sale of Shares shall be deposited in an escrow account established by the Company at SouthTrust Asset Management Company of Florida, N.A. (the "Escrow Agent"), by the close of the first business day following receipt of such funds by the Managing Dealer. Such escrow account shall be denominated "ESCROW ACCOUNT FOR THE BENEFIT OF SUBSCRIBERS FOR COMMON STOCK OF CNL AMERICAN REALTY FUND, INC." Until such time (if any) as the funds held in escrow are deliverable to the Company pursuant to the Escrow Agreement between the Company and the Escrow Agent, the Managing Dealer shall, and shall cause Participating Brokers to, instruct subscribers to make checks for subscriptions payable to the order of "SOUTHTRUST ASSET MANAGEMENT COMPANY OF FLORIDA, N.A., ESCROW AGENT," and shall return checks made payable to another party to the Participating Broker or subscriber who submitted the check. Thereafter, checks may be made payable to either the Escrow Agent or the Company. The Managing Dealer may authorize certain Participating Brokers which are "$25,000 broker-dealers" to instruct their customers to make their checks for Shares subscribed for payable directly to the Participating Broker. In such case, the Soliciting Dealer will collect the proceeds of the subscribers' checks and issue a check made payable to the order of the Escrow Agent for the aggregate amount of the subscription proceeds.

        3.8 Right to Increase Offering. The Managing Dealer, at any time and from time to time prior to the expiration of the Offering Period, may increase the aggregate offering price and the number of

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Shares it has the right to sell under this Agreement from 10,000,000 Shares
($100,000,000) to up to 15,000,000 Shares ($150,000,000). Any such increase may be made in whole or in part. An additional 1,500,000 Shares ($15,000,000) may be sold to shareholders of the Company who receive a copy of the Prospectus and who purchase Shares through the Reinvestment Plan.

                                           SECTION 4

                                         COMPENSATION

        4.1  Commissions.

               (a) The Company shall pay to the Managing Dealer, as compensation for all services to be rendered by the Managing Dealer pursuant to this Agreement, a commission equal to seven and one-half percent (7.5%) of the selling price of each Share for which a sale is completed, regardless of whether such Share is sold by the Managing Dealer or a Participating Broker; provided, however, that the Company will pay reduced commissions or may eliminate commissions on certain sales of Shares, including the reduction or elimination of commissions in accordance with, and on the terms set forth in, the Prospectus and the following paragraph of this Paragraph 4.1, which reduction or elimination of commissions will not change the net proceeds to the Company. Shareholders who elect to participate in the Reinvestment Plan will be charged commissions on Shares purchased for their accounts on the same basis as investors who otherwise purchase Shares in the Offering.

               (b) A registered principal or representative of the Managing Dealer or a Participating Broker, employees, officers, and directors of the Company or the Advisor, any of their Affiliates (and the families of any of the foregoing persons), and any Plan (as defined in the Prospectus) established exclusively for the benefit of such persons or entities may purchase Shares net of 7% commissions, at a per Share purchase price of $9.30. In addition, clients of an investment adviser registered under the Investment Advisers Act of 1940, as amended, who have been advised by such adviser on an ongoing basis regarding investments other than in the Company, and who are not being charged by such adviser or its Affiliates, through payment of commissions or otherwise, for the advice rendered by such adviser in connection with the purchase of the Shares, may purchase the Shares net of commissions.

        4.2 Marketing Support and Due Diligence. The Company shall pay to the Managing Dealer a nonaccountable fee for expenses incurred in selling and marketing the Shares and for bona fide expenses incurred in connection with due diligence activities. This marketing support and due diligence expense reimbursement fee shall be equal to one-half of one percent (0.5%) of the selling price of each Share for which a sale is completed, regardless of whether such Share is sold by the Managing Dealer or a Participating Broker. All due diligence expense reimbursements shall be paid by the Managing Dealer from this fee.

        4.3  Completed Sale.

               (a) A sale of a Share shall be deemed to be completed under Paragraph 4.1 if and only if (i) the Company has received a properly completed and executed subscription agreement, together with payment of the full purchase price of each purchased Share, from or, in accordance

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        with Paragraph 3.3(a), on behalf of an investor who satisfies the applicable suitability standards and minimum purchase requirements set forth in the Registration Statement as determined by the Managing Dealer in accordance with the provisions of this Agreement, (ii) the Company has accepted such subscription, and (iii) such investor has been admitted as a shareholder of the Company.

               (b)  The Managing Dealer hereby acknowledges and agrees that:

                      (i) the Company, in its sole and absolute discretion, may
               accept or reject any subscription, in whole or in part, for any reason whatsoever, and no commission will be paid to the Managing Dealer with respect to that portion of any subscription which is rejected;

                      (ii) unless, within one year after the initial date of the
               Prospectus, subscriptions for an aggregate of at least 150,000 Shares have been received and accepted (exclusive of subscriptions from: (A) Iowa, Minnesota, New York and Ohio investors, unless subscriptions for at least 250,000 Shares are received and accepted from all investors; (B) Pennsylvania investors, unless subscriptions for at least 825,000 Shares are received and accepted from all investors; (C) investors who telephonically or orally subscribe for Shares, but only if payment for such subscriptions has not been on deposit in the escrow account of the Company for at least 15 days; and (D) investors who have not received a prospectus at least five business days prior to the determination of the number of available Shares to be released from escrow as evidenced by the date of execution of such investor's subscription agreement), no subscriber will be admitted to the Company, and no commission will be paid to the Managing Dealer pursuant to Paragraph 4.1 for sales of Shares, even upon subscriptions that initially were accepted; and

                      (iii) no commission will be paid to the Managing Dealer
               prior to acceptance by the Company of subscriptions for the minimum number of Shares specified in subparagraph (ii) above.

        4.4 Payment. The commissions specified in Paragraph 4.1 for the sale of any Share shall be payable in cash by the Company, as specified in Paragraph 4.1, no later than the end of the calendar month in which the investor subscribing for the Share is admitted as a shareholder of the Company. Investors shall first be admitted as shareholders of the Company within 30 days after acceptance by the Company of subscriptions for at least 150,000 Shares (exclusive of subscriptions from (a) Iowa, Minnesota, New York and Ohio investors, unless subscriptions for at least 250,000 Shares are received and accepted from all investors, (b) Pennsylvania investors, unless subscriptions for at least 825,000 Shares are received and accepted from all investors, (c) investors who telephonically or orally subscribe for Shares, but only if payment for such subscriptions have not been on deposit in the escrow account of the Company for at least 15 days), and (d) investors who do not telephonically subscribe for Shares and who shall have executed a subscription agreement and acknowledged receipt of a Prospectus less than five full business days prior to the proposed admission date. Thereafter, investors whose subscriptions for Shares are accepted shall be admitted no later than the end of the calendar month in which such subscriptions are accepted. The Company will accept or reject all subscriptions within 30 days after receipt. Notwithstanding anything to the contrary contained herein, in the event that the Company pays any commission to the Managing Dealer for sale by a Participating Broker of one or more Shares and the subscription is rescinded as to one or more of the Shares covered by such subscription, the Company

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shall decrease the next payment of commissions or other compensation otherwise payable to the Managing Dealer by the Company under this Agreement by an amount equal to the commission rate established in Paragraph 4.1 of this Agreement, multiplied by the number of Shares as to which the subscription is rescinded. In the event that no payment of commissions or other compensation is due to the Managing Dealer after such withdrawal occurs, the Managing Dealer shall pay the amount specified in the preceding sentence to the Company within ten (10) days following receipt of notice by the Managing Dealer from the Company stating the amount owed as a result of rescinded subscriptions.

        4.5 Sales Incentives. The Company or its Affiliates also may provide incentive items for registered representatives of the Managing Dealer and the Participating Brokers, which in no event shall exceed an aggregate of $100 per annum per participating salesperson. In the event other incentives are provided to registered representatives of the Managing Dealer or the Participating Brokers, they will only be paid in cash and such payments will only be made to the Managing Dealer or the Participating Brokers rather than their registered representatives. Before any such sales incentive program is offered, the Company agrees to obtain prior approval of the terms of such program from the NASD.

        4.6 Wholesaling Compensation. The Company hereby acknowledges that the Managing Dealer may pay each of its wholesalers 1% of the gross sales price (computed at $10.00 per Share) of all Shares sold in such wholesaler's geographic territory (as the same may be established from time to time by agreement between the Managing Dealer and one or more of its wholesalers) but not in excess, in the aggregate, of 1% of the gross sales price (computed at $10.00 per Share) of all Shares sold, or a maximum of 16,500,000 Shares. The Company and the Managing Dealer hereby agree that the Company shall have no obligation to pay any portion of such amounts. The Company hereby agrees to reimburse reasonable out-of-pocket expenses that such wholesalers incur in connection with the distribution of its Shares from and after such time as at least 250,000 Shares have been sold for the account of the Company; provided, however, that in no event will the Managing Dealer or the Company pay any amounts to any person if (i) such amounts constitute "underwriting compensation," and (ii) payment of such amounts could cause total underwriting compensation paid to underwriters, broker-dealers, or affiliates thereof from any source, and deemed to be in connection with or related to the distribution of the Offering, to exceed then-applicable compensation NASD guidelines.

        4.7 Soliciting Dealer Servicing Fee. The Company shall pay to the Managing Dealer an annual servicing fee (the "Soliciting Dealer Servicing Fee") of .20% of the Company's Invested Capital (as defined below) on December 31 of each year, commencing in the year following the year in which the Offering terminates. The Managing Dealer may reallow all or a portion of the Soliciting Dealer Servicing Fee to Participating Brokers whose clients hold Shares on December 31 of the applicable year. The Company may also pay the Soliciting Dealer Servicing Fee directly to any Participating Broker exempt from registration as a broker-dealer whose clients hold Shares on December 31 of the applicable year. In general, Invested Capital is the amount of cash contributed by shareholders to the Company, reduced by certain prior capital distributions to the shareholders from the sale of Company's properties. The Soliciting Dealer Servicing Fee will terminate as of the beginning of any year in which the Company is liquidated or the Shares become listed on a national securities exchange or over-the-counter market.

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                                           SECTION 5

                                       TERM OF AGREEMENT

        5.1 Commencement and Expiration. This Agreement shall commence as of the date first above written and, unless sooner terminated pursuant to Paragraph 5.2 or by operation of law or otherwise, shall expire at the end of the Offering Period.

        5.2 Termination. Any party may terminate this agreement at any time and for any reason by giving 30 days' prior written notice of intention to terminate to each other party hereto.

        5.3  Obligations Surviving Expiration or Termination.

               (a) In addition to any other obligations of the Managing Dealer that survive the expiration or termination of this Agreement, the Managing Dealer, upon the expiration or termination of this Agreement, shall (i) promptly deposit any and all funds in its possession which were received from investors for the sale of Shares into the appropriate escrow account specified in Paragraph 3.7 or, if the minimum number of Shares have been sold and accepted by the Company, into such other account as the Company may designate, and (ii) promptly deliver to the Company all records and documents in its possession which relate to the Offering and are not designated as dealer copies. The Managing Dealer, at its sole expense, may make and retain copies of all such records and documents, but shall keep all such information confidential. The Managing Dealer shall use its best efforts to cooperate with the Company to accomplish an orderly transfer of management of the Offering to a party designated by the Company.

               (b) In addition to any other obligations of the Company that survive the expiration or termination of this Agreement, the Company, upon expiration or termination of this Agreement, shall pay to the Managing Dealer all commissions to which the Managing Dealer is or becomes entitled under Section 4 at such time or times as such commissions become payable pursuant to Paragraph 4.3.

                                           SECTION 6

                               COVENANTS OF THE MANAGING DEALER

        The Managing Dealer covenants, warrants and represents, during the full term of this Agreement, that:

               (a) it is (i) a corporation duly organized and validly existing under the laws of the State of Florida, (ii) a member of the NASD, and
        (iii) a broker-dealer registered under the securities laws of all fifty states, the District of Columbia, and the Commonwealth of Puerto Rico.

               (b) it will use its best efforts to assure that all Shares are offered and sold in accordance with (i) the terms of the Registration Statement, the Prospectus and this Agreement, (ii) the requirements of applicable federal and state securities laws and regulations, and (iii) the applicable rules of the NASD, including, without limitation, the NASD Rules of Fair Practice;

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               (c) it will cause the Shares to be offered or sold only in those jurisdictions specified in writing by the Company;

               (d) it will not use any offering or selling materials other than materials furnished or previously approved in writing by the Company; and

               (e) it either (i) will not purchase Shares for its own account or
        (ii) will hold all such Shares for investment.

                                           SECTION 7

                                   COVENANTS OF THE COMPANY

        The Company covenants, warrants and represents, during the full term of this Agreement, that:

               (a) it will use its best efforts to maintain the effectiveness of the Registration Statement, and will file, or cause to be filed, such amendments to the Registration Statement as may be reasonably necessary for that purpose;

               (b) It will use its best efforts to (i) prevent the issuance of any order by the SEC, any State Regulatory Authority or any other regulatory authority which suspends the effectiveness of the Registration Statement, prevents the use of the Prospectus, or otherwise prevents or suspends the Offering, and (ii) obtain the lifting of any such order if issued;

               (c) it will give the Managing Dealer written notice when the Registration Statement becomes effective and shall deliver to the Managing Dealer a signed copy of the Registration Statement, including its exhibits, and such number of copies of the Registration Statement, without exhibits, and the Prospectus, and any supplements and amendments thereto which are finally approved by the SEC, as the Managing Dealer may reasonably request for sale of the Shares, which Prospectus shall not contain any untrue statement of a material fact required to be stated therein or omit any material statement necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

               (d) if at any time any event occurs and becomes known to the Company prior to the end of the Offering Period, as a result of which the Registration Statement or Prospectus would include an untrue statement of a material fact or, in view of the circumstances under which they were made, omit to state any material fact necessary to make the statements therein not misleading, the Company will effect the preparation of an amended or supplemented Registration Statement or Prospectus which will correct such statement or omission;

               (e) it will promptly notify the Managing Dealer of any post-effective amendments or supplements to the Registration Statement or Prospectus;

               (f) it will, during the full term of this Agreement, abide by all applicable provisions of its governing instruments, as the same may be amended; and

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               (g) it will use its best efforts to cause, at or prior to the time the Registration Statement becomes effective, the qualification or registration of the Shares for offering and sale under the securities laws of such jurisdictions as shall be determined by the Company.

                                           SECTION 8

                                 PAYMENT OF COSTS AND EXPENSES

        8.1 Managing Dealer. The Managing Dealer shall pay all costs and expenses incident to the performance of its obligations under this Agreement which are not expressly assumed by the Company under Paragraph 8.2 below.

        8.2  Company.  The Company shall pay all costs and expenses related to:

               (a) the registration of the offer and sale of the Shares with the SEC, including the cost of preparation, printing, filing and delivery of the Registration Statement and all copies of the Prospectus used in the Offering, and any amendments or supplements to such documents;

               (b) the preparation and printing of the form of subscription agreement to be used in the sale of the Shares;

               (c) the qualification or registration of the Shares under state securities or "blue sky" laws of states where the Shares are to be offered or sold;

               (d) the filing of the Registration Statement and any related documents, including any amendments or supplements to such documents, with the NASD;

               (e) any filing fees, and fees and disbursements to counsel, accountants and escrow agents which are in any way related to any of the above items; and

               (f) the preparation, printing and filing of all advertising originated by it relating to the sale of Shares.

                                           SECTION 9

                                        INDEMNIFICATION

        The Managing Dealer agrees to indemnify, defend and hold harmless the Company from all losses, claims, demands, liabilities and expenses, including reasonable legal and other expenses incurred in defending such claims or liabilities, whether or not resulting in any liability to the Company, which the Company may incur in connection with the offer or sale of any Shares, either by the Managing Dealer pursuant to this Agreement or any Participating Broker acting on the Managing Dealer's behalf pursuant to the Participating Broker Agreement which arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission of a material fact, other than a statement or omission contained in the Prospectus, the Registration Statement, or any state securities filing which was not based on information supplied to the Company by the Managing Dealer or a Participating Broker, or (ii) the breach by the Managing Dealer or any Participating Broker acting

                                             -11-


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on its behalf of any of the terms and conditions of this Agreement or any
Participating Broker Agreement, including, but not limited to, alleged violations of the Securities Act of 1933, as amended.

                                          SECTION 10

                                         MISCELLANEOUS

        10.1 Notices. Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing and shall be deemed to be delivered when delivered in person or deposited in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested, to the intended recipient as set forth below.

        If to the Company:          400 East South Street, Suite 500
                                    Orlando, Florida  32801
                                    Attention:  James M. Seneff, Jr.,
                                        Chairman of the Board

        If to the Managing Dealer:  CNL Securities Corp.
                                    400 East South Street, Suite 500
                                    Orlando, Florida  32801
                                    Attention: Robert A. Bourne, President

Any party may change its address specified above by giving each other party notice of such change in accordance with this Paragraph 10.1.

        10.2 Invalid Provision. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

        10.3 No Partnership. Nothing in this Agreement shall be construed or interpreted to constitute the Managing Dealer as in association with or in partnership with the Company, and instead, this Agreement only shall constitute the Managing Dealer as a dealer authorized by the Company to sell and to manage the sale by others of the Shares according to the terms set forth in the Registration Statement, the Prospectus or this Agreement.

        10.4 No Third Party Beneficiaries. No provision of this Agreement is intended to be for the benefit of any person or entity not a party to this Agreement, and no third party shall be deemed to be a beneficiary of any provision of this Agreement. Further, no third party shall by virtue of any provision of this Agreement have a right of action or an enforceable remedy against either party to this Agreement.

        10.5 Survival. Paragraph 5.3 and Section 9 and all provisions of this Agreement which may reasonably be interpreted or construed as surviving the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

        10.6 Entire Agreement. This Agreement constitutes the complete understanding among the parties hereto, and no variation, modification or amendment to this Agreement shall be deemed valid or effective unless and until it is signed by all parties hereto.

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


        10.7 Successors and Assigns. No party shall assign (voluntarily, by operation of law or otherwise) this Agreement or any right, interest or benefit under this Agreement without the prior written consent of each other party. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

        10.8 Nonwaiver. The failure of any party to insist upon or enforce strict performance by any other party of any provision of this Agreement or to exercise any right under this Agreement shall be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.

        10.9 Applicable Law. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Florida.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

        Company:               CNL AMERICAN REALTY FUND, INC.

                               By:

                                    JAMES M. SENEFF, JR., Chairman of the Board

        Managing Dealer:       CNL SECURITIES CORP.

                               By:

                                    ROBERT A. BOURNE, President


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